Exhibit 99.1

BTU International Reports First Quarter 2008 Results

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment for the alternative energy and electronics manufacturing markets, today announced its financial results for the first quarter of fiscal 2008, which ended on March 30, 2008.

First quarter net sales were $16.6 million, down nine percent compared to $18.3 million in the preceding quarter, and up ten percent compared to $15.2 million for the same quarter a year ago. Net income for the first quarter of 2008 was $0.1 million, or $0.01 per diluted share, compared to a net income of $0.6 million, or $0.06 per diluted share, in the preceding quarter, and compared to a net income of $0.7 million, or $0.07 per diluted share, in the first quarter of 2007.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, chairman and CEO, said, “First quarter sales and income were in line with the forecasted ranges. Cash flow was positive, with a quarter-end balance of $27 million, and bookings during the quarter for both electronics and solar were strong.”

“As we outlined at the end of the fourth quarter of 2007,” said van der Wansem, “we are in the midst of an aggressive program to grow our alternative energy business. Managed by our new Alternative Energy Business Group, we are adding employees and investing heavily in technology and new product development. Although the cost of these initiatives will have a negative impact on short term results, we believe that they are necessary to fully exploit the opportunity before us.”

Outlook

Van der Wansem added, “Total bookings for the first quarter were significantly higher than those of recent quarters, demonstrating strength in both alternative energy and electronics. Our alternative energy business is on track to double in 2008 as compared to last year. Our electronics business also is strong; however, we remain conservative about the electronics business outlook for the second half of this year due to what appear to be weakening general economic conditions. Overall, we anticipate second quarter sales in the range of $19-$20 million. Earnings are expected to show a moderate improvement compared to the quarter just finished, to be in the range of $0.06-$0.09 per diluted share, as we foresee a continuing ramp of costs associated with executing our strategic plan to invest and grow the alternative energy business.”

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the second quarter of 2008, in a conference call to be held today, April 29, at 5:00 p.m. Eastern Time. A webcast of the conference call will be available on BTU’s website at www.btu.com or at www.streetevents.com. Replays of the call will be available through May 16, and can be accessed at these websites or by phone at (888) 203-1112, passcode: 7144906.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets. BTU equipment is used in solar cell, nuclear fuel and fuel cell manufacturing as well as in the production of printed circuit board assemblies and semiconductor packaging. BTU has operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service in the U.S.A., Asia and Europe. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains express or implied forward-looking statements regarding, among other things: (i) the company’s expectation of growth in the alternative energy business and the future mix of business, (ii) the company’s expectation of second quarter 2008 revenues and profitability, and (iii) and the company’s expectation for continued growth and success. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Annual Report on Form 10-K for the year ended December 31, 2007. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of April 29, 2008, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended
	March 30, 2008	April 1, 2007

Net sales	$16,619	$15,164
Costs of goods sold	9,996	8,600

Gross profit	6,623	6,564

Operating expenses:
Selling, general and administrative	4,912	4,543
Research, development
and engineering	1,603	1,371
Operating income	108	650

Interest income	100	266
Interest expense	(180)	(166)
Foreign exchange gain/(loss)	124	(122)
Other income	-	106

Income before provision
for income taxes	152	734

Provision for income taxes	(53)	(75)

Net income	$99	$659

Income per share:
Basic	$0.01	$0.07
Diluted	$0.01	$0.07

Weighted average number of
shares outstanding:
Basic shares	9,355,316	9,218,358
Effect of dilutive options	164,350	194,142

Diluted shares	9,519,666	9,412,500

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 30,	December 31,
Assets	2008	2007

Current assets
Cash and cash equivalents	$26,673	$25,065
Accounts receivable	20,451	18,832
Inventories	17,167	16,891
Other current assets	1,273	818

Total current assets	65,564	61,606

Property, plant and equipment, net	5,634	5,536

Other assets, net	2,165	2,370

Total assets	$73,363	$69,512

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$281	$277
Trade accounts payable	6,803	5,645
Other current liabilities	6,661	5,088

Total current liabilities	13,745	11,010

Long-term debt, less current portion	9,199	9,267

Long-term liabilities	300	300

Total liabilities	23,244	20,577

Total stockholders' equity	50,119	48,935

Total liabilities and stockholders' equity	$73,363	$69,512

CONTACT:
Company Contact:
BTU International, Inc.
Tom Kealy, 978-667-4111
Vice President, CAO
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel